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Exhibit 8.1

[Letterhead of Sullivan & Cromwell]

August 30, 2001

First Community Bancorp,
2310 Camino Vida Roble, Suite B,
Carlsbad, California 92009.

Ladies and Gentlemen:

    We have acted as counsel to First Community Bancorp, a California corporation ("First Community"), in connection with the planned merger of First Charter Bank, N.A., a national banking association ("First Charter") with and into First Professional Bank N.A., a wholly owned subsidiary of First Community ("First Professional"), pursuant to the Agreement and Plan of Merger, dated as of May 22, 2001, as amended on July 19, 2001, by and among, First Community, First Charter and First Community Bank of the Desert, a California state-chartered bank (the "Merger Agreement"). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Merger Agreement.

    For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent that: (i) the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of First Community, including the Joint Proxy Statement/Prospectus of First Community and First Charter contained therein (the "Registration Statement"), (ii) the representations set forth in the letters of representation from First Community and First Professional and from First Charter to us both dated August 30, 2001, will be true and complete at the Effective Time, and (iii) any representation set forth in the letters of representation from First Community and First Professional and from First Charter to us both dated August 30, 2001 "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification.

    Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm our opinion as set forth under the heading "Material Federal Income Tax Consequences" in the Joint Proxy Statement/ Prospectus of First Community and First Charter that is included in the Registration Statement.

    We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to us in the Joint Proxy Statement-Prospectus under the heading "Material Federal Income Tax Consequences". By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

                      Very truly yours,
                      /s/ Sullivan & Cromwell

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Exhibit 8.1